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EXHIBIT 16 TO FORM 8-K

January 25, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated January 25, 2001, of TFC Enterprises, Inc. and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                             Sincerely,

                             Ernst & Young LLP